Exhibit 23.3

Financial Statements

LockBox Link, Inc.

(A Development Stage Company)

January 1, 2015 to March 31, 2015 (Unaudited)

INDEX TO FINANCIAL STATEMENTS

Contents

Financial Statements:

Balance Sheet at January 1, 2015 to March 31, 2015 (Unaudited)	2

Statements of Operations for the three months ended January 1, 2015 to March 31, 2015 (Unaudited)	3

Statements of Cash Flow for the three months ended January 1, 2015 to March 31, 2015 (Unaudited)	4

Notes to Financial Statements	5

LOCKBOX LINK, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

	March 31, 2015	December 31, 2014
ASSETS	unaudited	audited
Current assets
Cash and cash equivalents	$43,100	$54,408
Accounts Receivable - Other, Net of impairment	-	-
Total current assets	43,100	54,408

Total assets	$43,100	$54,408

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	82	5,390
Total liabilities	82	5,390

SHAREHOLDERS' DEFICIT
Preferred stock, 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, 100,000,000 shares, par value $0.001
authorized,5,444,500 issued and outstanding	5,445	5,445
Additional paid in capital	83,955	83,955
Deficit accumulated during development stage	(46,382)	(40,382)
Total shareholders' deficit	43,018	49,018

Total liabilities and shareholders' equity	$43,100	$54,408

"The accompanying notes are an integral part of these financial statements"

LOCKBOX LINK, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

				From inception
				(April 10, 2014)
		March 31,		to March 31,
		2015		2015

Revenue		$-		$-

General expenses
Consulting fees		6,000		26,500
Professional fees		-		13,950
Operating expenses		-		5,932
Total general expenses		6,000		46,382

Net income (loss) from operations		$(6,000)		$(46,382)

Loss per common share	$	**	$	**
Weighted average of
shares outstanding		5,444,500		5,445,000

** Less than $0.01 per share

"The accompanying notes are an integral part of these financial statements"

LOCKBOX LINK, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOW

	March 31, 2015	From Inception (April 10, 2014) through March 31, 2015
Cash flows from operating activities:
Net income (loss)	$(6,000)	$(46,382)
Adjustment to reconcile net income (loss) to net cash
provided by operating activities
Increase (decrease) in payables	(5,308)	82
Net cash used in operating activities	(11,308)	(46,300)

Cash flows from investing activities:
None	-	-
Net cash realized from investing activities	-	-

Cash flows realized from financing activities:
Sale of common stock	-	89,400
Net cash realized from financing activities	-	89,400

Increase (decrease) in cash and cash equivalents	(11,308)	43,100

Cash and cash equivalents at beginning of period	54,408	-

Cash and cash equivalents at end of period	$43,100	$43,100

"The accompanying notes are an integral part of these financial statements"

Lockbox Link, Inc.

Footnotes to the Condensed Financial Statements

March 31, 2015 and December 31, 2014

1.

Organization and basis of presentation

LockBox Link, Inc. (the “Company”) is engaged in developing, producing, marketing and selling internet software applications to better facilitate transactions for the real estate industry. The Company was incorporated in the State of Nevada on April 10, 2014 with a principal office in Carson City. The Company is in the development stage and is presently undertaking research and development in what will become its core line of products. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current technology and resources.

Basis of presentation

The accompanying interim condensed financial statements are unaudited, but in the opinion of management of Lockbox Link, Inc. (the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at March 31, 2015, the results of operations and cash flows for the three months ended March 31, 2015 and from inception (April 10, 2014) through March 15, 2015.  The balance sheet as of December 31, 2014 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2015.

2.

Summary of Significant Accounting Policies

Development Stage Operations

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to scientific research and business development.

Election to be treated as an emerging growth company

In 2014, we elected to use the extended transition period now available for complying with new or revised accounting standards under Section 102(b) (1).  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. In this its first year, the Company has incurred a net loss and negative operating cash flow. To the extent the Company may have negative cash flows in the future; it will continue to require additional capital to fund operations. The Company obtained additional capital investments under various debt and common stock issues. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in obtaining sufficient revenues to generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.

Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

Accounts receivable

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor. We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due. We consider any balance unpaid after the contract payment period to be past due. There are no Accounts receivable at March 31, 2015 or December 31, 2014.

Recognition of Revenues

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards and Codification for revenue recognition. The Company recognizes revenue services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(1)

Pervasive evidence of an arrangement exists;

(2)

The services have been rendered and all required milestones achieved;

(3)

The sale price is fixed or determinable; and

(4)

Collectability is reasonably assured.

Related party transactions

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include:

a.

Affiliates of the Company;

b.

Entities for which investments in their equity securities would be required, absent the election of the fair value option under the  Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity;

c.

Trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;

d.

Principal owners of the Company;

e.

Management of the Company;

f.

Other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and

g.

Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

2.

Summary of Significant Accounting Policies (continued)

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a.

The nature of the relationship involved;

b.

A description of the transactions, including transactions to which no amounts or nominal amounts were ascribed for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;

c.

The dollar amount of transactions for each of the periods for which income statements are presented and the effects of any change in the  method of establishing the terms from that used in the preceding period; and

d.

Amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260 "Earnings Per Share" which codified SFAS No. 128. "Earnings per Share." ASC 260 requires presentation of both basic and diluted earnings per Share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Income Tax

The Company accounts for income taxes under ASC 740 "Income Taxes" which codified SFAS 109, "Accounting for Income Taxes." under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Commitments and Contingencies.

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

2.

Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including but not limited to litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements.

The Company has no off balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the periods ended March 31, 2015 or December 31, 2014.

Stock-based compensation

ASC 718 "Compensation - Stock Compensation" codified SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity - Based Payments to Non-Employees" which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

2.

Summary of Significant Accounting Policies (continued)

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements ASU 2014-10 eliminate the distinction of a development stage entity and certain related disclosure requirements including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity (deficit). The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 with its December 31, 2014 annual filing, thereby no longer presenting or disclosing any information required by Topic 915.

The Company reviewed all recent accounting pronouncements issued by the FASB (including it Emerging Issues Task Force), the AICPA and the SEC, and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the presented financial statements.

3.

Going Concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the company has no revenues, net accumulated losses since inception, and a retained deficit of $46,382. These factors raise substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the company’s ability to raise additional funds and implement its business plan. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate. The financial statements of the Company do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

4.

Accounts payable and accrued liabilities

As of March 31, 2015 and December 31, 2014, the Company has outstanding $82 and $5,390 in accounts payable and accrued expenses directly relating to operational expenses, legal fees, and compliance fees, respectively.

5.

Common Stock

The Company issued no shares of stock during the quarters ended March 31, 2015. As of March 31, 2015 and December 31, 2014, the Company has issued and outstanding 5,444,500 shares of common stock.

6.

Related party transactions

The Company has retained the services of Iryna Clarke as a consultant. As of March 31, 2015 and December 31, 2014, the Company has paid Ms. Clarke $6,000 and $26,500 for her consulting services, respectively.

7.

Net income (loss) per share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares of stock outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Basic and diluted (loss) per share were the same for the periods ended March 31, 2015 and December 31, 2014.

For the period ended March 31, 2015, the Company posted a loss less than $0.01 per basic and diluted share.

8.

Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of March 31, 2015 and December 31, 2014 are as follows:

Deferred tax assets	2015	2014
Net operating loss carryforward	$18,553	$16,153
Less valuation allowance	(18,553)	(16,153)
Total net deferred tax assets	$-	$-

The federal statutory tax rate reconciled to the effective tax rate during fiscal 2014 and 2013, respectively, is as follows:

	2015	2014
Tax at U.S. Statutory Rate	35.0%	35.0%
State tax rate, net of federal benefits	5.0%	5.0%
Total tax rate	40.0%	40.0%
Less valuation allowance	(40.0)	(40.0)
	0.0%	0.0%

9.

Subsequent events

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.